EXHIBIT (99.1)

JOINT FILING AGREEMENT

In accordance with Rule 13D-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of Forrester Research, Inc. and further agree to the filing of this agreement as an Exhibit thereto.  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Date: November 9, 2012

P2 CAPITAL MASTER FUND I, L.P.		P2 CAPITAL MASTER FUND VI, L.P.

By:	P2 Capital Partners, LLC,	By:	P2 Capital Partners, LLC,
	as Investment Manager		as Investment Manager

By:	s/Claus Moller	By:	s/Claus Moller
	Name: Claus Moller		Name: Claus Moller
	Title: Managing Member		Title: Managing Member

P2 CAPITAL PARTNERS, LLC		CLAUS MOLLER

By:	s/Claus Moller		s/ Claus Moller
Name: Claus Moller
Title: Managing Member

Schedule I

TRANSACTIONS IN THE PAST SIXTY DAYS BY THE REPORTING PERSONS

The following table sets forth all transactions with respect to Shares of the Issuer’s Common Stock effected during the past sixty (60) days by any of the Reporting Persons.  The transactions occurred on the open market and the reported price per share excludes brokerage commissions.

Shares Purchased/(Sold) by Manager on behalf of Master Fund I

Number of Shares Purchased/Sold	Price Per Share	Date
4,876	$28.5000	10/31/12
71,286	$28.9075	11/2/12
12,122	$29.5050	11/5/12
29,715	$29.5995	11/6/12
9,328	$29.5084	11/7/12
3,349	$29.5571	11/8/12

Shares Purchased/(Sold) by Manager on behalf of Master Fund VI

Number of Shares Purchased/Sold	Price Per Share	Date
10,124	$28.5000	10/31/12
149,047	$28.9075	11/2/12
25,344	$29.5050	11/5/12
65,921	$29.5995	11/6/12
19,647	$29.5084	11/7/12
7,076	$29.5571	11/8/12